Exhibit 99.2

ECO-TEK GROUP INC.
(Formerly Clik Tech Corp.)

FINANCIAL STATEMENTS

Three Months Ended March 31, 2012 and 2011 (Unaudited)

Three Months Ended March 31, 2012 AND 2011

BALANCE SHEETS

AS OF MARCH 31, 2012 (Unaudited) AND DECEMBER 31, 2011(Audited)

(Expressed in United States Dollars)

ASSETS
	2012	2011

Current Assets
Cash	$5,834	$6,878
Accounts receivable, net of allowance of $30,322 as of March 31, 2012 and $29,742 as of December 31, 2011	55,863	31,496
Inventory	25,908	22,405
Income tax credit recoverable	13,263	9,739
Prepaid and sundry assets	2,884	2,829
Total Current Assets	103,752	73,347
Long Term Assets
Equipment, net of depreciation	9,234	9,683
Total Assets	$112,986	$83,030

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$46,462	$54,737
Accrued liabilities	69,903	54,260
Advances from stockholders	417,225	404,795
Total Current Liabilities	533,590	513,792

Stockholders' Deficit
Preferred stock, Series "A", authorized unlimited, none issued and outstanding, 8% non-cumulative dividends, entitled two votes for each preferred share	-	-
Common stock, no par value, authorized unlimited, issued and outstanding 33,366,134 (2011 - 33,366,134)	407,684	407,684
Additional paid in capital	87,719	68,831
Accumulated other comprehensive loss	(39,687)	(29,939)
Accumulated deficit	(876,320)	(877,338)
Total Stockholders' Deficit	(420,604)	(430,762)
Total Liabilities and Stockholders' Deficit	$112,986	$83,030

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011 (Unaudited)

(Expressed in United States Dollars)

	2012	2011
SALES	$88,520	$48,892
COST OF PRODUCTS SOLD	47,319	19,954
GROSS PROFIT	41,201	28,938
OPERATING EXPENSES
General and administrative	21,430	31,231
Salaries and wages	17,565	18,124
Selling and delivery	158	7,569
Financial	385	5,993
Depreciation	645	603
TOTAL OPERATING EXPENSES	40,186	63,520

NET INCOME(LOSS)	$1,018	$(34,582)
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	(9,748)	(12,666)
NET COMPREHENSIVE LOSS	$(8,730)	$(47,248)
LOSS PER WEIGHTED NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	$0.00	$0.00
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	33,366,134	33,366,134

STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011 (Unaudited)

(Expressed in United States Dollars)

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income(loss)	$1,018	$(34,582)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	644	611
Contributed services	17,483	17,756
Changes in operating assets and liabilities:
Accounts receivable	(23,669)	3,270
Inventory	(3,054)	1,794
Income tax recoverable	5,214	-
Prepaid and sundry assets	-	-
Accounts payable and accrued liabilities	(3,322)	946
CASH USED IN OPERATING ACTIVITIES	(5,686)	(10,205)
CASH FLOWS FROM INVESTING ACTIVITY
Purchase of equipment	-	(1,023)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from stockholders	4,564	3,912

EFFECT OF EXCHANGE RATE CHANGES ON CASH	79	302
NET DECREASE IN CASH	(1,044)	(7,014)
CASH, BEGINNING OF PERIOD	6,878	13,368
CASH, END OF PERIOD	$5,834	$6,354

1.	NATURE OF OPERATIONS

Eco-Tek Group Inc. (the "Company" or "Eco") was incorporated on May 4, 2005 under the laws of the province of Ontario, Canada.  The Company is the developer of Clik Tech Engine Treatment formula and the holder of all proprietary rights to the product.  The Company will undertake continued manufacturing and distribution of Clik’s products and ongoing research, development and commercialisation of associated products.

2.	BASIS OF PRESENTATION

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the Securities Exchange Commission (“SEC”) instructions to Form 10-Q and Article 8 of SEC Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three months period ended March 31, 2012, are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. For further information, refer to the Company’s audited financial statements and footnotes thereto for the year ended December 31, 2011.

3.	GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The Company has experienced losses from operations since inception that raise substantial doubt as to its ability to continue as a going concern.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through continued business development and additional equity investment in the Company.  Management is pursuing various sources of financing and intends to raise equity financing through a private placement with a private group of investors in the near future.  In the event the Company is not able to raise the necessary equity financing from private investors, the stockholders intend to finance the Company by way of stockholder loans, as needed, until profitable operations are attained.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

4.	RECENT ACCOUNTING PRONOUNCEMENTS

The recent accounting pronouncements issued by the FASB and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

5.	SUPPLEMENTAL CASH FLOW INFORMATION

During the three months ended March 31, 2012 and 2011, there was no interest or taxes paid by the Company.

7.	SUBSEQUENT EVENTS

Events that have occurred subsequent to March 31, 2012 have been evaluated through the date of this audit report.  On June 27, 2012 two shareholders of the Company agreed to cancel 3,366,134 common shares, resulting in the issued and outstanding shares to be 30,000,000.